Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Taxus Cardium Pharmaceuticals Group, Inc. and on Form S-8 (File Numbers 333-138666 and 333-142823) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 22, 2015, with respect to our audits of the consolidated financial statements of Taxus Cardium Pharmaceuticals Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which reports are included in this Annual Report on Form 10-K of Taxus Cardium Pharmaceuticals Group, Inc. for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP

New York, New York

May 22, 2015